EXHIBIT 10.36

FY2006 SALARY AND BONUS ARRANGEMENTS

FOR EXECUTIVE OFFICERS

FY2006 Salary Structure

Position	Name	FY2005 Base	Increase	FY2006 Base
Chairman/CEO	Ronald M. Lamb	$700,000	$-0-	$700,000
President/COO	Robert J. Myers	$265,000	$40,000	$305,000
SVP Operations	Terry Handley	$200,000	$30,000	$230,000
CFO	William J. Walljasper	$165,000	$25,000	$190,000
SVP/Secretary	John G. Harmon	$260,000	$25,000	$285,000

FY2006 Annual Incentive Plan

The maximum bonus available to the executive officers (and Vice Presidents) will be an amount equal to 35% of base salary. Of that amount, 75% will be based on earnings per share, and 25% based on return on invested capital.

If and as earnings per share reach specified targets approved by the Board of Directors, bonus payments will be made in amounts equal to 7.50%, 11.25%, 18.75% or 26.25% of the base salary amount.

If and as return on invested capital reaches specified targets approved by the Board, bonus payments will be made in amounts equal to 2.50%, 3.75%, 6.25% or 8.75% of the base salary amount. For this purpose, return on invested capital is determined by dividing operating income after depreciation and tax before interest by average invested capital.